Exhibit 99.1

National Art Exchange and Antique World commenced their strategic alliance via an exclusive inventory management agreement which authorizes Antique World to sell National Art Exchange’s collection of antiques which were insured at $627 Million U.S. dollars

National Art Exchange, Inc. (symbol “NAEX”) and Antique World Inc. (“Antique World”) recently signed an exclusive inventory management agreement, which authorizes Antique World to sell certain NAEX’s antiques on Antique World’s blockchain-based trading platform in the future. Such NAEX’s antiques were insured by a Chinese insurance company for an aggregate of approximately $627 million U.S. dollars in the past. NAEX and Antique World expect that such antiques will be tradable once Antique World’s blockchain trading platform is successfully launched.